Exhibit 99.2

UNAUDITED DCP MIDSTREAM PARTNERS, LP PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

References to we, us or our refer to DCP Midstream Partners, LP and its consolidated subsidiaries. The unaudited pro forma condensed consolidated financial statements present the impact on our financial position and results of operations of our acquisition of Michigan Pipeline & Processing, LLC and subsidiaries, or Michigan. We paid a purchase price of $145.0 million and $3.1 million for net working capital and other adjustments, subject to customary purchase price adjustments. We may pay up to an additional $15.0 million to the sellers depending on the earnings of the assets after a three-year period. In addition, we entered into a separate agreement that provides the sellers with available treating capacity on certain Michigan assets. The sellers will pay us up to $1.5 million annually for up to nine years for this service; however, this agreement may be terminated earlier if certain performance criteria of Michigan assets are satisfied. As a result of the acquisition, our omnibus services agreement with DCP Midstream, LLC increased by $0.4 million annually for incremental general and administrative expenses, subject to annual increases in the Consumer Price Index. The pro forma financial statements as of June 30, 2008, for the six months ended June 30, 2008, and for the year ended December 31, 2007, have been prepared based on certain pro forma adjustments to our historical consolidated financial statements set forth in our Annual Report on Form 10-K for the year ended December 31, 2007, and our Quarterly Report on Form 10-Q for the six-month period ended June 30, 2008, as filed with the Securities and Exchange Commission, and are qualified in their entirety by reference to such historical consolidated financial statements and related notes contained in those reports. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the accompanying notes and with the historical consolidated financial statements and related notes thereto.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2008, has been prepared as if this transaction had occurred on that date. The unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2008, and for the year ended December 31, 2007, have been prepared as if this transaction had occurred on January 1, 2007.

The pro forma adjustments are based upon currently available information and certain estimates and assumptions; therefore, actual adjustments will differ from the pro forma adjustments. Management believes, however, that the assumptions provide a reasonable basis for presenting the significant effects of the transaction as contemplated, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial statements may not be indicative of the results that actually would have occurred if we had owned Michigan during the periods presented.

DCP MIDSTREAM PARTNERS, LP

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

JUNE 30, 2008

($ in millions)

	DCP Midstream Partners, LP	Acquisition of Michigan Pipeline & Processing, LLC & Subsidiaries	Pro Forma Adjustments		DCP Midstream Partners, LP Pro Forma
		(a)
ASSETS
Current assets:
Cash and cash equivalents	$13.4	$1.7	$148.1	(b)	$15.0
			(114.6	) (c)
			(33.5	) (c)
			(0.1	) (c)
Accounts receivable	133.0	2.0	(0.3	) (c)	134.7
Other	79.9	0.3	0.3	(c)	80.5

Total current assets	226.3	4.0	(0.1)		230.2
Restricted investments	221.1	—	(148.1	) (b)	73.0
Property, plant and equipment, net	498.8	39.3	101.8	(c)	639.9
Goodwill and intangible assets, net	110.9	—	—		110.9
Equity method investments	184.7	—	—		184.7
Other long-term assets	3.9	5.0	0.7	(c)	9.6

Total assets	$1,245.7	$48.3	$(45.7)		$1,248.3

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities:
Accounts payable	$132.0	$0.1	$—		$132.1
Current portion of long-term debt	—	6.5	(6.5	) (c)	—
Other	96.2	0.3	—		96.5

Total current liabilities	228.2	6.9	(6.5)		228.6
Long-term debt	660.0	27.0	(27.0	) (c)	660.0
Unrealized losses on derivative instruments	218.1	—	—		218.1
Other long-term liabilities	8.9	0.7	—		9.6

Total liabilities	1,115.2	34.6	(33.5)		1,116.3

Non-controlling interests	27.6	1.6	(0.1	) (c)	29.1
Commitments and contingent liabilities
Partners’ equity:
Members’ equity	—	12.1	(12.1	) (c)	—
Common unitholders	210.2				210.2
Subordinated unitholders	(85.9)		—		(85.9)
General partner interest	(8.1)		—		(8.1)
Accumulated other comprehensive loss	(13.3)		—		(13.3)

Total partners’ equity	102.9	12.1	(12.1)		102.9

Total liabilities and partners’ equity	$1,245.7	$48.3	$(45.7)		$1,248.3

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

DCP MIDSTREAM PARTNERS, LP

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2008

($ in millions, except per unit amounts)

	DCP Midstream Partners, LP	Acquisition of Michigan Pipeline & Processing, LLC & Subsidiaries	Pro Forma Adjustments		DCP Midstream Partners, LP Pro Forma
		(a)
Total operating revenues	$483.6	$9.7	$—		$493.3

Operating costs and expenses:
Purchases of natural gas, propane and NGLs	617.5	—	—		617.5
Operating and maintenance expense	21.6	2.0	—		23.6
Depreciation and amortization expense	17.5	1.3	1.5	(e)	20.3
General and administrative expense	9.3	0.8	—		10.1

Total operating costs and expenses	665.9	4.1	1.5		671.5

Operating (loss) income	(182.3)	5.6	(1.5)		(178.2)
Interest expense, net	(12.6)	(1.2)	(1.3	) (d)	(15.1)
Earnings from equity method investments	30.6	—	—		30.6
Non-controlling interest in income	(1.5)	(0.2)	—		(1.7)

Net (loss) income	$(165.8)	$4.2	$(2.8)		$(164.4)
Less:
General partner interest in net loss	(2.2)				(2.3)

Net loss allocable to limited partners	$(168.0)				$(166.7)

Net loss per limited partner unit - basic and diluted	$(6.33)				$(6.27)

Weighted-average limited partner units outstanding - basic and diluted	26.6				26.6

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

DCP MIDSTREAM PARTNERS, LP

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2007

($ in millions, except per unit amounts)

	DCP Midstream Partners, LP	Acquisition of Michigan Pipeline & Processing, LLC & Subsidiaries	Pro Forma Adjustments		DCP Midstream Partners, LP Pro Forma
		(a)
Total operating revenues	$873.3	$20.9	$—		$894.2

Operating costs and expenses:
Purchases of natural gas, propane and NGLs	826.7	—	—		826.7
Operating and maintenance expense	32.1	4.8	—		36.9
Depreciation and amortization expense	24.4	2.4	3.2	(e)	30.0
General and administrative expense	24.1	1.3	—		25.4

Total operating costs and expenses	907.3	8.5	3.2		919.0

Operating (loss) income	(34.0)	12.4	(3.2)		(24.8)
Interest expense, net	(20.5)	(3.6)	(4.0	) (d)	(28.1)
Earnings from equity method investments	39.3	—	—		39.3
Non-controlling interest in income	(0.5)	(0.4)	—		(0.9)

(Loss) income before income taxes	(15.7)	8.4	(7.2)		(14.5)
Income tax expense	(0.1)	—	—		(0.1)

Net (loss) income	$(15.8)	$8.4	$(7.2)		(14.6)
Less:
Net income attributable to predecessor operations	(3.6)				(3.6)
General partner interest in net loss	(2.2)				(2.3)

Net loss allocable to limited partners	$(21.6)				$(20.5)

Net loss per limited partner unit - basic and diluted	$(1.05)				$(1.00)

Weighted-average limited partner units outstanding - basic and diluted	20.5				20.5

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

NOTES TO UNAUDITED DCP MIDSTREAM PARTNERS, LP

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1.    Basis of Presentation

The historical financial information is derived from our historical consolidated financial statements and the historical financial statements of Michigan Pipeline & Processing, LLC and subsidiaries, or Michigan. The pro forma adjustments have been prepared as if we acquired Michigan on June 30, 2008, for the balance sheet, and on January 1, 2007, for the statements of operations.

The pro forma condensed consolidated financial statements reflect the following transactions:

•	the liquidation of $148.1 million of restricted investments to finance the acquisition; and

•	the acquisition of Michigan.

Note 2.    Pro Forma Adjustments and Assumptions

(a)	Reflects 100% of the assets, liabilities, income and expenses of Michigan.

(b)	Reflects $148.1 million of proceeds to us from liquidation of restricted investments.

(c)	The following reflects the allocation of the consideration, subject to customary purchase price adjustments ($ in millions):

Cash consideration and repayment of Michigan’s debt	$145.0
Net working capital and other	3.1

Aggregate consideration	$148.1

The purchase price was allocated as follows:
Cash	$1.6
Accounts receivable	1.7
Other current assets	0.6
Property, plant and equipment	141.1
Other long-term assets	5.7
Accounts payable	(0.1)
Accrued liabilities	(0.3)
Other long-term liabilities	(0.7)
Non-controlling interest	(1.5)

Total purchase price allocation	$148.1

The acquisition of Michigan was accounted for under the purchase method of accounting. The purchase price allocation was based on the preliminary estimated fair values of the assets and liabilities acquired as of October 1, 2008. Our acquisition constitutes the acquisition of a business and was recognized at fair value. The allocation of purchase price is preliminary and subject to adjustments. Adjustments could result from revisions to the purchase price, as provided in the Agreement of Purchase and Sale, working capital adjustments, and the allocation of $141.1 million to property, plant and equipment. Upon completing our valuation analysis, we may also allocate a portion of the purchase price to goodwill and other intangible assets.

(d)	Reflects the decrease in interest income associated with the liquidated investments for the acquisition described in (c) above. The following presents the weighted average interest rates used to calculate the decrease in interest income for the respective periods:

Weighted Average Interest Rate
Six months ended June 30, 2008	3.443%
Year ended December 31, 2007	5.150%

(e)	Reflects the increase in depreciation expense for the property, plant and equipment acquired in this transaction. The estimated useful life of the assets acquired is approximately 25 years.

Note 3.    Pro Forma Net Loss Per Limited Partner Unit

Our net loss is allocated to the general partner and the limited partners, including the holders of the subordinated units, in accordance with their respective ownership percentages, after giving effect to incentive distributions paid to the general partner.

Securities that meet the definition of a participating security are required to be considered for inclusion in the computation of basic earnings per unit using the two-class method. Under the two-class method, earnings per unit is calculated as if all of the earnings for the period were distributed under the terms of the partnership agreement, regardless of whether the general partner has discretion over the amount of distributions to be made in any particular period, whether those earnings would actually be distributed during a particular period from an economic or practical perspective, or whether the general partner has other legal or contractual limitations on its ability to pay distributions that would prevent it from distributing all of the earnings for a particular period.

These required disclosures do not impact our overall net income or other financial results; however, in periods in which aggregate net income exceeds certain distribution levels, it will have the impact of reducing net income per limited partner unit, or LPU. This result occurs as a larger portion of our aggregate earnings, as if distributed, is allocated to the incentive distribution rights of the general partner, even though we make distributions on the basis of available cash and not earnings. In periods in which our aggregate net income per unit does not exceed certain distribution levels, there is no impact on our calculation of earnings per LPU. During the six months ended June 30, 2008 and the year ended December 31, 2007, our pro forma aggregate net loss per unit did not exceed certain distribution levels.

Basic and diluted net income per LPU is calculated by dividing limited partners’ interest in pro forma net income or loss, less pro forma general partner incentive distributions as described above, by the pro forma weighted average number of outstanding LPUs during the period.

The following table illustrates our calculation of pro forma net loss per LPU ($ in millions, except per unit amounts):

	Six Months Ended June 30, 2008	Year Ended December 31, 2007
Pro forma net loss	$(164.4)	$(14.6)
Less: net income attributable to predecessor operations	—	(3.6)

Pro forma net loss attributable to partnership	(164.4)	(18.2)
Less: general partner interest in net loss	(2.3)	(2.3)

Pro forma net loss available to limited partners	$(166.7)	$(20.5)

Pro forma net loss per LPU - basic and diluted	$(6.27)	$(1.00)